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Exhibit 10.01

To: Michael Klein
From: Michael Schlein
Subject: Outstanding & Future Stock Awards
Date: December 27, 2006

As previously discussed with Bob Druskin, you agree to the following changes with respect to your outstanding stock awards and any future stock awards that may be granted to you in connection with your employment with Citigroup Inc. (the "Company"):

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  The terms of all of your outstanding unvested deferred stock awards will be amended to provide that the shares subject to such awards will not be distributable to you until the earlier of (i) the date in which you are not reasonably expected to be a "covered employee" under IRC Section 162(m) whose compensation is reportable in the Company's proxy statement or (ii) the date in which you are no longer employed by the Company. The delay in the distribution of shares subject to your deferred stock awards will not affect the vesting of the shares subject to those awards.

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  It is intended that any future deferred stock awards, such as the January 2007 award, will contain similar deferral provisions as described above, unless, however, you receive an award under the Citigroup Executive Performance Plan ("EPP"). If you receive a deferred stock award pursuant to the EPP, the award will be subject to the same terms and conditions that apply to other senior executives of the Company.

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  Except as otherwise provided herein, the terms and conditions of your outstanding deferred stock awards will continue to be governed by the applicable award agreement and prospectus.

Please confirm your agreement to the terms described above by signing below and returning the signed memorandum to me.

ACCEPTED & AGREED

/s/ Michael S. Klein Michael S. Klein	29 December 2006 Date

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  Exhibit 10.01